Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
BY
PROFESSIONAL DIVERSITY NETWORK, INC.
OF UP TO 312,500 SHARES OF ITS COMMON STOCK
 AT A PURCHASE PRICE OF $9.60 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON OCTOBER 27, 2016, UNLESS THE TENDER OFFER IS EXTENDED.

September 28, 2016

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 28, 2016, and the related Letter of Transmittal, in connection with the Tender Offer by Professional Diversity Network, Inc., a Delaware corporation (the “Company”), to purchase up to 312,500 shares of its common stock, par value $0.01 per share, at a purchase price of $9.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the Tender Offer. Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.01 per share, of the Company. The number of shares and price per share described herein reflect the effect of a 1-for-8 reverse stock split, which became effective on September 27, 2016.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Tender Offer, including the proration provisions thereof. Shares tendered but not purchased pursuant to the Tender Offer will be returned at the Company’s expense promptly after the expiration date. See Section 1 of the Offer to Purchase.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 312,500 shares, the Company will, upon the terms and subject to the conditions of the Tender Offer, purchase all such shares.

Upon the terms and subject to the conditions of the Tender Offer, if greater than 312,500 shares have been properly tendered and not properly withdrawn prior to the expiration date, the Company will purchase shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until the Company has purchased 312,500 shares.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account upon the terms and subject to the conditions of the Tender Offer.

We call your attention to the following:

1. The purchase price in the Tender Offer is $9.60 per share, net to you in cash, less any applicable withholding taxes and without interest.

2. The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions.

3. The Tender Offer and withdrawal rights with respect to the Tender Offer will expire at 10:00 a.m., New York City time, on October 27, 2016, unless the Tender Offer is extended.

4. The Tender Offer is for 312,500 shares, constituting approximately 17.2% of the Company’s outstanding common stock as of September 23, 2016, or approximately 13.2% on a fully diluted basis after giving effect to the transactions contemplated by the Purchase Agreement.

5. Tendering shareholders who are registered shareholders or who tender their shares directly to Continental Stock Transfer & Trust Company, Inc., the Depositary for the Tender Offer, will not be obligated to pay any brokerage commissions, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of shares to the Company pursuant to the Tender Offer.

6. The Company’s board of directors has approved the Tender Offer. However, neither the Company, the Company’s board of directors nor the Depositary makes any recommendation to you as to whether to tender or refrain from tendering any shares. You should carefully evaluate all information in the Offer to Purchase and the related Letter of Transmittal, should consult with your own financial and tax advisors, and should make your own decisions about whether to tender shares, and, if so, how many shares to tender.

7. Our directors, executive officers and affiliates are entitled to participate in the Tender Offer on the same basis as all other shareholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the Tender Offer (though no final decision has been made). See Section 10 of the Offer to Purchase.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form as promptly as possible. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

All capitalized terms used and not defined herein shall have the same meanings as in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE OF THE TENDER OFFER. PLEASE NOTE THAT THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON OCTOBER 27, 2016, UNLESS THE COMPANY EXTENDS THE TENDER OFFER. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY REGARDLESS OF ANY DELAY IN MAKING PAYMENT.

The Tender Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The Tender Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Tender Offer or acceptance thereof would not be in compliance with the applicable laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
BY

Professional Diversity Network, Inc.
OF
UP TO 312,500 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $9.60 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 28, 2016, and the related Letter of Transmittal, in connection with the Tender Offer by Professional Diversity Network, Inc., a Delaware corporation (the “Company”), to purchase up to 312,500 shares of its common stock, par value $0.01 per share, at a purchase price of $9.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the Tender Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, under the terms and subject to the conditions of the Tender Offer.

Number of shares to be tendered by you for the account of the undersigned:             shares*

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY.

SIGN HERE
Account Number:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: